Exhibit 99.1

NORTHSTAR REALTY EUROPE
ANNOUNCES THIRD QUARTER 2016 RESULTS

NEW YORK, November 10, 2016 -- NorthStar Realty Europe Corp. (NYSE: NRE) (“NorthStar Realty Europe” or “NRE”), a prime European office REIT, today announced its results for the third quarter ended September 30, 2016.

Highlights

•	U.S. GAAP net (loss) to common stockholders of $(12.7) million, or $(0.22) per diluted share

•	Cash available for distribution (“CAD”) of $13.9 million, or $0.23 per share, an increase of $0.5 million from the second quarter 2016

•	Improved operational performance with same store occupancy in the core portfolio rising to 94% and rental income increasing by approximately 2.2% during the quarter[1]

•
Continued progress of NRE’s capital recycling plan with nine non-strategic properties sold in the third quarter 2016 for a combined sales price in excess of $300 million, in line with the mid-year independent valuation by Cushman & Wakefield LLP (“C&W”)[2]

•	$42 million of 4.625% senior stock-settable notes repurchased and canceled in the third quarter 2016, leaving only $67 million outstanding

•
Under its existing stock repurchase program, NRE repurchased $25 million of its common stock in the third quarter and $93 million since the program commenced in November 2015. NRE announced the authorization of an additional $100 million share repurchase program

•	Third quarter 2016 cash dividend of $0.15 per share

Third Quarter 2016 Results
NRE reported net income (loss) to common stockholders for the third quarter 2016 of $(12.7) million, or $(0.22) per diluted share. CAD for the third quarter of 2016 was $13.9 million, or $0.23 per share. For more information and a reconciliation of CAD to net income (loss) attributable to common stockholders, please refer to the tables on the following pages.

Mahbod Nia, Chief Executive Officer, commented, “We are pleased to announce another successful quarter as evidenced by the strong third quarter operational and financial results. We continue to make good progress with our capital recycling plan, having sold an additional nine non-strategic properties for a combined sales price of approximately $300 million in line with the June 30, 2016 C&W independent valuation. These sales have generated significant liquidity for NRE allowing us to simultaneously reduce our indebtedness while continuing to take advantage of the current trading discount on our common stock through the share repurchase program.”

Property Disposals

•
Since the beginning of the third quarter through November 8, 2016, NRE sold nine non-strategic properties for a combined sales price in excess of $300 million, in line with the mid-year C&W independent valuation.

•	Year to date, NRE has sold 15 non-strategic properties for a combined sales price of approximately $400 million, representing a 3% premium to the latest available C&W independent valuation.

•	Three further properties are currently under contract with a number of others at various stages of the marketing or sales process.

Portfolio Results and Performance Metrics
Below are the portfolio results and performance metrics for the third quarter 2016.

•	As of November 8, 2016, NRE owned 34 properties across seven countries valued at approximately $2.1 billion.

•
As of September 30, 2016, adjusted for sales through November 8, 2016, NRE’s overall portfolio was 86% occupied (compared to same store occupancy of 85% as of June 30, 2016) with a 6.3 year weighted average remaining contractual lease term. Same store rental income in the overall portfolio increased by 1.8% during the third quarter 2016.

•
As of September 30, 2016, NRE’s core portfolio of predominantly prime office properties represented 86% of the overall portfolio market value based on the C&W mid-year independent valuation and 82% of rental income. The core portfolio was 94% occupied (vs. 92% same store occupancy at the end of the second quarter 2016) with a 6.7 year weighted average remaining contractual lease term. Same store core portfolio rental income increased by 2.2% during the third quarter 2016.

•
Net income (loss) to common stockholders for the third quarter 2016 totaled $(12.7) million, or $(0.22) per diluted share and net operating income, or NOI, of $28 million. For more information and a reconciliation of NOI to net income (loss) attributable to common stockholders, please refer to the tables on the following pages.

•
As of September 30, 2016, total equity was $662 million, or $11.26 per share. EPRA[3] net asset value, or EPRA NAV, of $16.60 per share as of September 30, 2016, based on the mid-year independent valuation by C&W. For more information and a reconciliation of EPRA NAV to total equity, please refer to the tables on the following pages.

Liquidity, Financing and Capital Markets Highlights
Unrestricted Cash

•	Unrestricted cash as of September 30, 2016 was approximately $149 million. Unrestricted cash as of November 8, 2016, was approximately approximately $140 million.

Corporate Debt

•
During the third quarter 2016, NRE repurchased approximately $42 million of its 4.625% senior stock-settable notes due December 2016 (the “Senior Notes”). Approximately $67 million of the Senior Notes remain outstanding as of November 8, 2016.

•	No borrowings are outstanding under NRE’s revolving credit facility as of November 8, 2016.

Stockholders’ Equity

•
On November 23, 2015, the board of directors of NRE authorized the repurchase of up to $100 million of the company’s outstanding common stock. The repurchases may occur from time to time in the open market and/or in privately negotiated transactions. Between November 2015 and September 30, 2016, NRE repurchased 6.7 million shares of its common stock for approximately $72.3 million. Subsequent to September 30, 2016, NRE repurchased 2.0 million shares of its common stock for approximately $20.5 million. As of November 8, 2016, approximately $7.3 million remained available under NRE’s existing stock repurchase plan, which expires on November 23, 2016.

•
On November 2, 2016, the board of directors of NRE authorized the repurchase of up to an additional $100 million of its outstanding common stock. The repurchases may occur from time to time in the open market and/or in privately negotiated transactions. The authorization will expire on November 2, 2017, unless otherwise extended by NRE's board of directors.

•	As of September 30, 2016, NRE had 58.8 million total common shares outstanding, including LTIPs and RSUs not subject to performance hurdles.

•	As November 8, 2016, NRE had 56.8 million total common shares outstanding, including LTIPs and RSUs not subject to performance hurdles.

Supplemental Disclosure
Please refer to the supplemental presentation that will be posted on NRE’s website, www.nrecorp.com, which provides additional details regarding NRE’s portfolio.

Earnings Conference Call
NRE will host a conference call to discuss third quarter 2016 financial results on Thursday, November 10, 2016 at 9:00 a.m. EST (14:00 GMT). Hosting the call will be Mahbod Nia, Chief Executive Officer, Scott Berry, Chief Financial Officer and Trevor Ross, General Counsel.

The call will also be audiocast live via NorthStar Realty Europe’s website at www.nrecorp.com. The call can be accessed live over the phone by dialing 1-866-966-5335 (U.S. Toll Free), or +44 (0) 20 3003 2666 (International) or 0808 109 0700 (United Kingdom), and using passcode: NorthStar. A replay of the call will be available approximately two hours after the call through November 25, 2016 by dialing 1-866-583-1035 (U.S. Toll Free), +44 (0) 20 8196 1998 (International), or 0800 633 8453 (United Kingdom), and using passcode: 9467020#.

About NRE Corp.
NRE Corp. is a European focused commercial real estate company with predominately prime office properties within key cities in Germany, the United Kingdom and France, organized as a REIT and managed by an affiliate of NorthStar Asset Management Group Inc. (NYSE: NSAM), a global asset management firm. For more information about NRE Corp., please visit www.nrecorp.com.

NorthStar Realty Europe Corp.
Combined Consolidated Statements of Operations
($ in thousands, except for per share data)
(Unaudited)

	Three Months Ended September 30,
	2016(1)	2015(1)
Revenues
Rental income	$29,798	$34,072
Escalation income	7,828	8,106
Other revenue	149	423
Total revenues	37,775	42,601
Expenses
Properties - operating expenses	9,493	10,508
Interest expense	9,301	14,567
Transaction costs	150	21,619
Management fee, related party(2)	3,548	—
Other expenses	2,848	2,533
General and administrative expenses	2,199	899
Compensation expense(3)	5,194	—
Depreciation and amortization	13,989	19,224
Total expenses	46,722	69,350
Other income (loss)
Unrealized gain (loss) on investments and other	(5,082)	(8,951)
Realized gain (loss) on investments and other	3,914	(72)
Income (loss) before income tax benefit (expense)	(10,115)	(35,772)
Income tax benefit (expense)	(2,655)	3,840
Net income (loss)	(12,770)	(31,932)
Net (income) loss attributable to non-controlling interests	49	40
Net income (loss) attributable to NorthStar Realty Europe Corp. common stockholders	$(12,721)	$(31,892)
Earnings (loss) per share:
Basic	$(0.22)	$(0.51)	(4)
Diluted	$(0.22)	$(0.51)	(4)

____________________

(1)
The consolidated financial statements for the three months ended September 30, 2016 represent NRE’s results of operations following its spin-off from NorthStar Realty Finance Corp. on October 31, 2015. The combined consolidated financial statements for the three months ended September 30, 2015 represent: (i) NRE’s results of operations of the European real estate business as if the transferred business was the business for the periods in which common control was present; and (ii) an allocation of costs related to NRE. As a result, results of operations for the three months ended September 30, 2016 may not be comparable to the NRE’s results of operations reported for the prior period presented.

(2)	NRE began paying fees on November 1, 2015, in connection with the management agreement with NSAM.

(3)	Refers to equity based compensation expense.

(4)	Basic and diluted earnings per common share for the three months ended September 30, 2015 was calculated using the common stock distributed on November 1, 2015 in connection with the spin-off.

NorthStar Realty Europe Corp.
Combined Consolidated Balance Sheets
($ in thousands)

	September 30, 2016 (Unaudited)	December 31, 2015
Assets
Operating real estate, gross	$1,723,972	$2,120,460
Less: accumulated depreciation	(57,619)	(35,303)
Operating real estate, net	1,666,353	2,085,157
Cash and cash equivalents	149,166	283,844
Restricted cash	11,393	20,871
Receivables, net of allowance of $518 and $115 as of September 30, 2016 and December 31, 2015, respectively	14,981	9,663
Unbilled rent receivable	10,258	5,869
Assets held for sale	50,323	6,094
Derivative assets, at fair value	7,346	23,792
Intangible assets, net	163,049	241,519
Other assets, net	8,890	6,241
Total assets	$2,081,759	$2,683,050
Liabilities
Mortgage and other notes payable, net	$1,233,195	$1,424,610
Senior notes, net	66,928	333,798
Accounts payable and accrued expenses	33,945	39,964
Due to related party	3,655	3,995
Derivative liabilities, at fair value	1,881	—
Intangible liabilities, net	34,443	40,718
Liabilities held for sale	855	—
Other liabilities	43,043	42,654
Total liabilities	1,417,945	1,885,739
Commitments and contingencies
Redeemable non-controlling interest	1,711	1,569
Equity
NorthStar Realty Europe Corp. Stockholders’ Equity
Preferred stock, $0.01 par value, 200,000,000 shares authorized, no shares issued and outstanding as of September 30, 2016 and December 31, 2015	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 58,036,214 and 59,325,730 shares issued and outstanding as of September 30, 2016 and December 31, 2015, respectively	580	593
Additional paid-in capital	949,748	968,662
Retained earnings (accumulated deficit)	(288,403)	(186,246)
Accumulated other comprehensive income (loss)	(8,246)	2,560
Total NorthStar Realty Europe Corp. stockholders’ equity	653,679	785,569
Non-controlling interests	8,424	10,173
Total equity	662,103	795,742
Total liabilities and equity	$2,081,759	$2,683,050

Non-GAAP Financial Measures
Included in this press release is Cash Available for Distribution, or CAD, net operating income, or NOI, EPRA net asset value, or EPRA NAV, each a “non-GAAP financial measure,” which measures NRE’s historical or future financial performance that is different from measures calculated and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, within the meaning of the applicable Securities and Exchange Commission, or SEC, rules. NRE believes these metrics can be a useful measure of its performance which is further defined below.
Cash Available for Distribution
NRE believes that CAD provides investors and management with a meaningful indicator of operating performance. NRE also believes that CAD is useful because it adjusts for a variety of items that are consistent with presenting a measure of operating performance (such as transaction costs, depreciation and amortization, equity-based compensation, realized gain (loss) on investments, asset impairment and non-recurring bad debt expense). NRE adjusts for transaction costs because these costs are not a meaningful indicator of NRE’s operating performance. For instance, these transaction costs include costs such as professional fees associated with new investments, which are expenses related to specific transactions. Management also believes that quarterly distributions are principally based on operating performance and board of directors includes CAD as one of several metrics it reviews to determine quarterly distributions to stockholders. The definition of CAD may be adjusted from time to time for NRE’s reporting purposes in NRE’s discretion, acting through NRE’s audit committee or otherwise. CAD may fluctuate from period to period based upon a variety of factors, including, but not limited to, the timing and amount of investments, repayments and asset sales, capital raised, use of leverage, changes in the expected yield of investments and the overall conditions in commercial real estate and the economy generally. Management also believes that quarterly distributions are principally based on operating performance and board of directors includes CAD as one of several metrics it reviews to determined quarterly distributions to stockholders.

NRE calculates CAD by subtracting from or adding to net income (loss) attributable to common stockholders, non-controlling interests and the following items: depreciation and amortization items including straight-line rental income or expense (excluding amortization of rent free periods), amortization of above/below market leases, amortization of deferred financing costs, amortization of discount on financings and other and equity-based compensation; unrealized gain (loss) from the change in fair value; realized gain (loss) on investments and other (excluding accelerated amortization related to sales of investments); impairment on depreciable property; non-recurring bad debt expense; acquisition gains or losses; transaction costs; foreign currency gains (losses); impairment on goodwill and other intangible assets; and one-time events pursuant to changes in U.S. GAAP and certain other non-recurring items. These items, if applicable, include any adjustments for unconsolidated ventures.

CAD should not be considered as an alternative to net income (loss) attributable to common stockholders, determined in accordance with U.S. GAAP, as an indicator of operating performance. In addition, NRE’s methodology for calculating CAD involves subjective judgment and discretion and may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with these companies.

The following table presents a reconciliation of CAD to net income (loss) attributable to common stockholders for the three months ended September 30, 2016 (dollars in thousands, other than per share data):

Net income (loss) attributable to common stockholders	$(12,721)
Non-controlling interests	(49)

Adjustments:
Depreciation and amortization items(1)	20,870
Unrealized (gain) loss from fair value adjustments(2)	5,182
Realized (gain) loss on investments(3)	(3,914)
Transaction costs and other(4)	4,564
CAD	$13,932

CAD per share(5)	$0.23
__________________

(1)
Represents an adjustment to exclude depreciation and amortization of $14.0 million, net amortization of above/below market leases of $(0.1) million, amortization of deferred financing costs of $1.8 million and amortization of equity-based compensation of $5.2 million.

(2)	Excludes unrealized loss relating to cash payment on derivatives.

(3)
Represents an adjustment to exclude a $5.0 million realized net loss related to the sale of real estate investment, a $11.5 million realized net gain related to foreign currency transactions, a $0.3 million realized loss related to the write-off of the deferred financing costs associated with the repurchase of the Senior Notes and a $2.3 million realized loss related to the write-off of the deferred financing costs associated with the repayment of our mortgage and other note payables.

(4)	Represents an adjustment to exclude $0.3 million of transaction costs and $4.3 million of taxes associated with the capital gain tax on the sale of real estate investments.

(5)	Based on a weighted average number of shares of 60.5 million (common shares outstanding, including LTIPs and RSUs not subject to performance hurdles) for the three months ending September 30, 2016.

Net Operating Income (NOI)
NRE believes NOI is a useful metric of the operating performance of NRE’s real estate portfolio in the aggregate. Portfolio results and performance metrics represent 100% for all consolidated investments and represent NRE’s ownership percentage for unconsolidated joint ventures. Net operating income represents total property and related revenues, adjusted for: (i) amortization of above/below market rent; (ii) straight-line rent (except with respect to rent free period); (iii) other items such as adjustments related to joint ventures and non-recurring bad debt expense and (iv) less property operating expenses. However, the usefulness of NOI is limited because it excludes general and administrative costs, interest expense, transaction costs, depreciation and amortization expense, realized gains (losses) from the sale of properties and other items under U.S. GAAP and capital expenditures and leasing costs necessary to maintain the operating performance of properties, all of which may be significant economic costs. NOI may fail to capture significant trends in these components of U.S. GAAP net income (loss) which further limits its usefulness.
NOI should not be considered as an alternative to net income (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance. In addition, NRE’s methodology for calculating NOI involves subjective judgment and discretion and may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with these companies.
The following table presents a reconciliation of NOI to property and other related revenues less property operating expenses for the three months ended September 30, 2016 (dollars in thousands):

Rental income	$29,798
Escalation income	7,828
Other revenue	149
Total property and other revenues	37,775
Properties - operating expenses	9,493
Adjustments:
Amortization and other items(1)	166
NOI	$28,448
___________________________________________________________

(1)	Primarily includes $0.1 million of amortization of above/below market rent.

(2)	The following table presents a reconciliation of NOI of NRE’s real estate segment to net income (loss) for the three months ended September 30, 2016 (dollars in thousands):

NOI	$28,448
Adjustments:
Interest expense	(7,132)
Other expenses	(2,850)
Depreciation and amortization	(13,989)
Unrealized gain (loss) on investments and other	(4,330)
Realized gain (loss) on investments and other	4,190
Other items	(517)
Net income (loss) - Real estate segment	$1,165
Remaining segments(i)	(13,935)
Net income (loss)	$(12,770)
________________________________________________________

(i)	Represents the net income (loss) in NRE’s corporate segments to reconcile to total net income (loss).

EPRA Net Asset Value (EPRA NAV)
NRE believes that disclosing EPRA NAV, a non-GAAP measure used by other European real estate companies, helps stockholders compare NRE’s balance sheet to other European real estate companies; however, EPRA NAV should not be considered as an alternative to net assets determined in accordance with U.S. GAAP as a measure of NRE’s asset values. As NRE’s entire portfolio is based in Europe, NRE calculates EPRA NAV to compare its balance sheet to other European real estate companies and believes that disclosing EPRA NAV provides investors with a meaningful measure of NRE’s net asset value. NRE calculates EPRA NAV based on the EPRA best practices recommendations. EPRA NAV makes adjustments to net assets as determined in accordance with U.S. GAAP in order to provide stockholders a measure of fair value of the company’s assets and liabilities with a long-term investment strategy. This performance measure excludes assets and liabilities that are not expected to be realized in normal circumstances. EPRA NAV includes the revaluation of investment properties and excludes the fair value of financial instruments that NRE intends to hold to maturity, deferred tax and goodwill that resulted from deferred tax. All other assets, including real property and investments reported at cost are adjusted to fair value based on periodic appraisals. This measure should not be considered as an alternative to measuring NRE’s net assets in accordance with U.S. GAAP.
The following table presents a reconciliation of EPRA NAV to total equity as at September 30, 2016 (dollars in thousands, other than per share data):

Total equity	$662,103
Adjustments
Operating real estate and net intangibles	(1,829,394)
Fair value of properties	2,148,819
IFRS NAV	981,528

Diluted NAV, after the exercise of options, convertibles and other equity interests	981,528
Fair value of financial instruments	(5,421)
EPRA NAV	976,107
EPRA NAV per share(1)	$16.60
__________________

(1)	Based on 58.8 million total common shares outstanding as of September 30, 2016, including LTIPs and RSUs not subject to performance hurdles.

Safe Harbor Statement

This press release contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements are generally identifiable by use of forward looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “hypothetical,” “continue,” “future” or other similar words or expressions. Forward looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward looking information. Such statements include, but are not limited to, the expected use of proceeds from the sale of any non-strategic or other properties; the ability to execute on NRE’s strategy; whether properties currently being evaluated for sale or under contract will ultimately sell and if any such sales occur whether they will be consummated at prices expected; NRE’s ability to maintain dividend payments, at current levels, or at all; whether anticipated operational benefits of a more focused business will be realized; NRE’s ability to generate stable and recurring income streams with the potential for capital growth over time; whether NRE will produce higher CAD per share in the coming quarters, or ever; and NRE’s use of leverage, including whether and when NRE may achieve its target leverage; or timing; whether NRE will continue to make repurchases of its common stock pursuant to the stock repurchase program or the level of any such repurchases. Forward looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any forward-looking statements will not materialize or will vary significantly from actual results. Variations of assumptions and results may be material. Factors that could cause actual results to differ materially from NRE’s expectations include, but are not limited to, NRE’s liquidity and financial flexibility; NRE’s future cash available for distribution; the pace and result of any asset disposals contemplated by NRE; NRE’s use of leverage; and the anticipated strength and growth of NRE’s business. Factors that could cause actual results to differ materially from those in the forward looking statements are specified in NRE’s annual report on Form 10-K for the year ended December 31, 2015, the quarterly reports on form 10-Q from May 3, 2016 and August 5, 2016, and its other filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. NRE expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Investor Relations:
Gordon Simpson, Finsbury, +1-855-527-8539 or +44 (0) 20-7251-3801

Endnotes

1.	- Core portfolio comprises primarily office properties in Germany, the United Kingdom and France.
- Based on rent roll as of September 30, 2016.
- FX rates used as of September 30, 2016: EUR/USD = 1.12105; GBP/USD = 1.29691.
- Rental income represents gross rent adjusted for vacancies based on the rent roll as of September 30, 2016.

2.
The external third-party appraisal was prepared by Cushman & Wakefield LLP in accordance with the current U.K. and Global edition of the Royal Institution of Chartered Surveyors' (RICS) Valuation - Professional Standards (the "Red Book") on the basis of "Fair Value," which is widely recognized within Europe as the leading professional standards for independent valuation professionals. Each property is classified as an investment and has been valued on the basis of Fair Value adopted by the International Accounting Standards Board. This is the equivalent to the Red Book definition of Market Value. The Red Book defines Market Value as the estimated amount for which an asset or liability should exchange on the valuation date between a willing buyer and a willing seller in an arm's-length transaction after proper marketing where the parties had each acted knowledgeably, prudently and without compulsion. The Cushman & Wakefield LLP appraisal assumes that certain of the properties would be purchased through market accepted structures resulting in lower purchaser transaction expenses (taxes, duties, and similar costs). This Cushman & Wakefield LLP appraisal is as of June 30, 2016. FX rates used as of September 30, 2016.

3.	EPRA = European Public Real Estate Association.